Exhibit 21

SUBSIDIARIES OF RENTECH, INC.

Petroleum Mud Logging, Inc., a Colorado corporation

Rentech Development Corporation, a Colorado corporation

Rentech Services Corporation, a Colorado corporation

Sand Creek Energy, LLC, a Colorado limited liability company

We own 100% of each of these subsidiaries. Except for Sand Creek Energy, LLC, which we owned 50% at September 30, 2005 and acquired the remaining 50% on October 7, 2005, the subsidiaries are included in our consolidated financial statements as of September 30, 2005.